CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2021, relating to the financial statements and financial highlights of Wilshire Mutual Funds, Inc. comprising Large Company Growth Portfolio, Large Company Value Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, Wilshire 5000 IndexSM Fund, Wilshire International Equity Fund, and Wilshire Income Opportunities Fund for the year ended December 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Investment Advisory and Other Services” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
April 27, 2021